                                                                    EXHIBIT 11.1

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                    (in thousands, except per share amounts)

                                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                                      DECEMBER 31,               DECEMBER 31,
                                                  --------------------      --------------------
                                                   1996         1995         1996          1995
                                                  -------      -------      -------      -------
Weighted average common shares outstanding         11,754       10,652       11,724        8,690
Dilutive effect of stock options                    1,002        1,295        1,060        1,291
Mandatorily redeemable common stock issued
    to Adobe Ventures, L.P. on July 21, 1995           --           --           --          159
Mandatorily redeemable convertible preferred
    stock                                              --           --           --          822
Dilutive effect of warrants                           178          188          178          145
                                                  -------      -------      -------      -------
Number of shares used to compute net income
    per share                                      12,934       12,135       12,962       11,107
                                                  =======      =======      =======      =======
Net income                                        $ 1,793      $   777      $ 2,102      $ 1,581
                                                  =======      =======      =======      =======
Net income per share                              $  0.14      $  0.06      $  0.16      $  0.14
                                                  =======      =======      =======      =======


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